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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a party other than the Registrant / /
Check the appropriate box:
/x/	Preliminary Proxy Statement
/ /	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Under Rule 14a-12
HearMe
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

HEARME

Notice of Annual Meeting of Stockholders

To Be Held July 31, 2001

    The Annual Meeting of Stockholders (the "Annual Meeting") of HearMe, a Delaware corporation (the "Company"), will be held at the Sheraton Sunnyvale, located at 1100 North Mathilda Avenue, Sunnyvale, California, on Tuesday, July 31, 2001, at 10:00 a.m., local time, for the following purposes:

  1.
  To approve the amendment to the certificate of incorporation to effect a one-for-ten reverse stock split of the Company's common stock;

  2.
  To elect six directors of the Company to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 2001; and

  4.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement, which is attached and made a part of this Notice.

    The Board of Directors has fixed the close of business on June 1, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

    Our Board of Directors recommends that you vote in favor of each of the three proposals outlined in this proxy statement.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to vote for the proposals listed above. You may vote by telephone or Internet as instructed on the enclosed proxy card, or you may mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you vote by proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,
Linda Palmor Chief Financial Officer
Mountain View, California June 29, 2001

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET, OR COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR YOUR ACTING PROMPTLY.

HearMe

Rob Csongor
CHIEF EXECUTIVE OFFICER

June 29, 2001

Dear HearMe Stockholder:

    I am pleased to invite you to attend HearMe's 2001 Annual Meeting of Stockholders, which will be held at the Sheraton Sunnyvale, located at 1100 North Mathilda Avenue, Sunnyvale, California, on Tuesday, July 31, 2001, at 10:00 a.m. local time. At the meeting, you will be asked to vote for a proposal to effect a one-for-ten reverse stock split of the Company's common stock, elect six directors and to ratify PricewaterhouseCoopers LLP as the independent auditors.

    Please read our proxy statement carefully.

    I urge you to vote FOR the reverse stock split, FOR the director nominees and FOR the ratification of PricewaterhouseCoopers LLP.

    I hope to see you at the July 31, 2001 meeting.

Sincerely,

Rob Csongor

HEARME

685 Clyde Avenue
Mountain View, California 94043

PROXY STATEMENT

General

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of HearMe, a Delaware corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Sheraton Sunnyvale, located at 1100 North Mathilda Avenue, Sunnyvale, California, on Tuesday, July 31, 2001, at 10:00 a.m., local time, and any adjournment or postponement thereof.

    This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2000, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about June 29, 2001.

Record Date; Voting Securities

    The close of business on June 1, 2001 has been fixed as the record date (the "Record Date") for determining the holders of shares of common stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 28,820,813 shares of common stock outstanding and held of record by approximately 389 stockholders. You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. When you sign the proxy card, you appoint Rob Csongor and Linda Palmor as your representatives at the meeting. These representatives will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting it is a good idea to complete, sign and return your proxy card in advance of the meeting in case your plans change.

Proposals To Be Voted On At This Year's Annual Meeting

    You are being asked to vote on:

  •
  the amendment to the certificate of incorporation to effect a one-for-ten reverse stock split;
  •
  the election of six directors of the Company to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified; and
  •
  ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 2001.

    The Board of Directors recommends a vote FOR each proposal.

Voting and Solicitation

    Each outstanding share of common stock on the Record Date is entitled to one vote on all matters. Shares of common stock may not be voted cumulatively.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the amendment to the certificate of incorporation to effect a one-for-ten reverse stock split, FOR the election of directors, and FOR ratification of the appointment of the designated independent accountants and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

    The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's common stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Revoking Your Proxy

    You may revoke your proxy at any time before it is voted at the meeting. In order to do this, you may either:

  •
  Sign and return another proxy at a later date;
  •
  Provide written notice of the revocation to HearMe's Chief Financial Officer; or
  •
  Attend the meeting and vote in person.

Voting Confidentiality

    Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

    Preliminary voting results will be announced at the meeting and final results will be published in HearMe's Form 10-Q for the third quarter of fiscal 2001. We file this quarterly report with the Securities and Exchange Commission ("SEC"). After the report is filed, you may obtain a copy by:

  •
  Visiting our website at www.hearme.com;
  •
  Contacting our Investor Relations department at investor_relations@hearme.com; or
  •
  Visiting the SEC's website at www.sec.gov.

Other Business

    We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. However, because we did not receive notice of any other proposals to be brought before the meeting by February 20, 2001, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Rob Csongor and Linda Palmor to vote on such matters at their discretion.

PROPOSAL NO. 1

APPROVAL OF THE AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT
A ONE-FOR-TEN REVERSE STOCK SPLIT

Introduction

    The Board has approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split, pursuant to which each ten shares of common stock of the Company outstanding will become one share of common stock. The stockholders are being asked to approve this proposed amendment. The reverse split will take effect, if at all, after it is approved by the stockholders of the Company holding a majority of the shares of common stock outstanding and after filing the amendment with the Secretary of State of the State of Delaware (the "Effective Date"). Even if the reverse split is approved by the stockholders it is within the discretion of the Board of Directors not to carry out the reverse split or to delay carrying out the reverse split.

Background

    Our common stock is currently quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our common stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, at least 400 persons must own at least 100 shares and our common stock must have a minimum bid price of at least $1.00 per share.

    If we are unable to meet the Nasdaq National Market requirements, our common stock may be transferred to the Nasdaq SmallCap Market. In order for our common stock to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our common stock must have a public float of at least $1 million. Additionally, at least 300 persons must own at least 100 shares and our common stock must have a minimum bid price of at least $1.00 per share. If we were not able to meet these requirements for listing on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau.

    Under Nasdaq's listing maintenance standards for either the Nasdaq National Market or SmallCap Market, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days (the "grace period") following notification by Nasdaq, Nasdaq may delist our common stock from trading. If a delisting from the Nasdaq National Market were to occur, and our common stock did not qualify for trading on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the "pink sheets." Such alternatives are generally considered to be less efficient markets and not as broad as the Nasdaq National Market or the Nasdaq SmallCap Market.

    On April 10, 2001, we received a notice from the Nasdaq Stock Market that our stock had failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days as required by The Nasdaq National Market. If we fail to maintain a minimum bid price of $1.00 for the requisite 10 day period during the 90 calendar day grace period, we will receive a delisting notice on or about July 9, 2001. We will appeal that determination and expect to be granted a hearing with the Nasdaq. Thus, we expect a potential delisting to be temporarily stayed pending the Nasdaq's decision as a result of this hearing.

    The Board of Directors considered the potential harm to HearMe of a delisting from the Nasdaq stock exchange and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's minimum bid price listing standard. Accordingly, the Board adopted resolutions, subject to approval by our stockholders, to amend our Amended and Restated Certificate of Incorporation to effect a 1-for-10 reverse stock split of our outstanding shares of common stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00, which is required for continued listing on either the Nasdaq National Market or the Nasdaq SmallCap Market.

Purpose and Material Effects of Proposed Reverse Split

    One of the key requirements for continued listing on the Nasdaq National Market or SmallCap Market is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. We also believe that the higher share price could help generate interest in HearMe among investors. Furthermore, we believe that maintaining our Nasdaq listing, if possible, may provide us with a broader market for our common stock.

    However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the reverse split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split. The market price per share after the reverse split may not either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq National Market or the Nasdaq SmallCap Market, including the applicable minimum public float requirement. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

    The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interest in our company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder's certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of common stock then held on the record date by the holder, and (ii) the average closing sale price of shares of common stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by Nasdaq.

    The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced from approximately 28,820,813 shares as of June 1, 2001 to approximately 2,882,000 shares, (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, one-tenth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to ten times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance pursuant to our 1995 Stock Option/Stock Issuance Plan, 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Directors' Stock Option Plan will be reduced to one-tenth of the number of shares currently included in each such plan.

    The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to one-tenth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

    The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Because no fractional shares of new common stock will be issued, any stockholder who owns fewer than 10 shares of common stock prior to the reverse split will cease to be a stockholder of HearMe on the Effective Date. We do not anticipate that the reverse stock split will result in any material reduction in the number of holders of common stock. Each stockholder's percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

    Because our authorized common stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of common stock as a result of the reverse stock split. These shares may be issued by our Board of Directors in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

    While the Board of Directors believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control HearMe. The reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.

Certain Effects of the Reverse Split

    Stockholders should recognize that if the reverse split is effectuated they will own fewer shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by 10). While we expect that the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of the reverse split. Furthermore, the possibility exists that liquidity in the market for our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of HearMe who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, the reverse split may not achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

    If the reverse split is approved by our stockholders, the reverse stock split would become effective at such time as we file the amendment to our certificate of incorporation with the Secretary of State of Delaware. Even if the reverse stock split is approved by our stockholders, our Board of Directors has discretion not to carry out or to delay in carrying out the reverse stock split if it determines that the reverse split is not necessary to avoid the delisting of our common stock from the Nasdaq, based on market prices at the time, or it determines that the reverse split will not be beneficial for any other reason. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

    As soon as practicable after the Effective Date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the 1 for 10 reverse split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Fractional Shares

    We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder's certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of common stock then held on the record date by the holder, and (ii) the average closing sale price of shares of common stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by Nasdaq.

Criteria to be Used for Decision to Apply the Reverse Stock Split

    In the event that approval for the reverse stock split is obtained, the Board of Directors has the discretion as to whether or not to proceed with the reverse split. If our stock closes at a bid price equal to or greater than $1.00 for the ten business days prior to the Annual Meeting, the Board may delay its decision to execute the reverse stock split indefinitely. In that case, if at any time during the twelve month period following the Annual Meeting the stock price falls below $1.00 for a 30 day period and therefore fails to comply with the applicable Nasdaq National Market minimum listing requirements for either Nasdaq National Market listing or Nasdaq SmallCap Market listing, then the reverse stock split can be executed for the reasons stated above.

No Dissenter's Rights

    Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences of the Reverse Split

    The following summary of the federal income tax consequences of the reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

    Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of fractional shares). The adjusted basis of the new shares of common stock (including the fractional share for which cash is received) will be the same as the adjusted basis of the common stock exchanged for such new shares. The holding period of the new, post-reverse split shares of the common stock resulting from implementation of the reverse stock split will include the stockholder's respective holding periods for the pre-reverse split shares. A stockholder who receives cash in lieu of a fractional share of new common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder's aggregate adjusted tax basis in the shares of pre-reverse split common stock allocated to the fractional share. If the shares of pre-reverse split common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

    No gain or loss will be recognized by the Company as a result of the reverse stock split.

    The reverse split will have the effect of creating additional authorized and unreserved shares of our common stock. We have no current plans to issue such shares. As of June 1, 2001, we had 150,000,000 authorized shares of common stock of which approximately 28,820,813 were issued and outstanding. As of June 1, 2001, under our stock plans, an aggregate of 6,177,402 shares were subject to outstanding options and 1,620,412 shares remained available for issuance. As of June 1, 2001, 113,020,192 shares of the Company's authorized common stock remained unissued and unreserved.

Approval Required

    The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the amendment of our Certificate of Incorporation to effect the one-for-ten reverse split of our common stock. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

    If there are not sufficient votes to approve the proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of proxies by the Board of Directors. However, no proxy voted against the proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the proposal.

    Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

PROPOSAL NO. 2

ELECTION OF DIRECTORS

Nominees

    The Company's Bylaws currently provide for six directors. At the Annual Meeting, the stockholders will elect six directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

    Unless marked otherwise, proxies received will be voted FOR the election of each of the six nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

    The names of the nominees, their ages as of June 1, 2001 and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Paul Matteucci	45	Venture Partner, US Venture Partners	1995
Brian Apgar	46	Consultant to various technology companies	1995
David A. Brown	55	Retired Management Consultant to various high technology companies	1995
Robert Csongor	38	Chief Executive Officer, HearMe	2000
William McCall	40	Managing Partner of CEA Media and Technology Fund	1997
Jeremy Verba	38	General Manager, AOL by Phone	2000

    There are no family relationships among any of the directors or executive officers of the Company.

    Paul Matteucci, Chairman, was a co-founder of the Company and was Chief Executive Officer from May 1995 until September 2000. He became a Director in May 1995. Mr. Matteucci joined US Venture Partners, a venture capital fund, in February 2001 as a venture partner. From December 1994 to May 1995, Mr. Matteucci was a Resident Entrepreneur at Institutional Venture Partners, a venture capital firm. From July 1986 to December 1994, Mr. Matteucci held various positions at Adaptec, Inc., a data storage company, including Vice President and General Manager. Prior to joining Adaptec, Inc., Mr. Matteucci held positions with Texas Instruments, a semiconductor and digital signal processing company. Mr. Matteucci currently serves as a director for numerous private companies including FaceTime Communications Inc., Homestead.com Incorporated and HelloBrain.com. Mr. Matteucci received a M.B.A. from Stanford University and an M.A. from Johns Hopkins School of Advanced International Studies. Mr. Matteucci received his undergraduate degree from the University of Pacific in Stockton, California.

    Brian Apgar has served as a Director since he co-founded HearMe in January 1995. He also served as Chief Entrepreneur, President, Vice President, Development, General Manager, and Chief Operating Officer until June 2000. Mr. Apgar is currently serving as a consultant to technology companies. From October 1993 to January 1995, Mr. Apgar served as a Resident Entrepreneur and in other consulting capacities for several venture capital firms, including Merrill Pickard Anderson & Eyre, Sigma Partners and Institutional Venture Partners. Mr. Apgar holds a B.A. in Physics from Princeton University.

    David A. Brown has served as a Director of the Company since June 1995. Mr. Brown currently sits on the Board of Directors of Quantum Corporation, a mass storage company he helped found in February 1980. Mr. Brown has also been a management consultant and board member for various technology companies since February 1992. Mr. Brown received a B.S. in Engineering from San Jose State University and an M.S. in Engineering from Santa Clara University.

    Robert Csongor, Chief Executive Officer of HearMe, has served as a Director since September 2000. Mr. Csongor joined the Company in August 1996. He initially served as Director of Product Marketing and also as Vice President, Business Development and Marketing and as Executive Vice President and General Manager. Mr. Csongor was appointed Chief Executive Officer in September 2000. From January 1995 to August 1996, he served as Director of Marketing at NVIDIA Corporation, a semiconductor company. From August 1986 to January 1995, Mr. Csongor served in various capacities at Adaptec, Inc., a data storage company, including as Director of Marketing. Mr. Csongor holds a B.S. in Electrical Engineering from Villanova University.

    William McCall has served as a Director of the Company since November 1998. In May 2000 Mr. McCall became the Managing Partner of CEA Media and Technology Fund, a venture capital fund. Previously Mr. McCall served as Director, New Media Development of Cox Enterprises, a media company, from March 1997 to April 2000. From November 1994 to March 1997, Mr. McCall was a director of TCI Technology Ventures, the interactive division of TCI, a cable company. Mr. McCall holds a B.A. in History from Connecticut College.

    Jeremy Verba has served as a Director of the Company since September 2000. Mr. Verba previously served as President and Chief Operating Officer of HearMe from November 1999 through January 2001. Since May 2001, Mr. Verba has served as Vice President and General Manager of AOL by Phone. From April 1999 to November 1999, Mr. Verba served as Executive Vice President, Live Communities of HearMe. Previous to HearMe, Mr. Verba co-founded and served as president of E! Online, an Internet website, from November 1996 through April 1999. Prior to co-founding E! Online, Mr. Verba served as Vice President, Entertainment Ventures at CNET Network, Inc., a global media company, from January 1996 through November 1996, and as the director of new services for TCI Technology Ventures, a technology investment group, from June 1995 through January 1996. Mr. Verba received an M.B.A. from Harvard University and a B.S. from the Massachusetts Institute of Technology.

Meetings and Committees of the Board of Directors

    During the period from January 1, 2000 through December 31, 2000 (the "last fiscal year"), the Board met five times and acted by unanimous written consent four times. The Board has an Audit Committee, a Compensation Committee and a Stock Option Committee. The report from the Audit Committee and the report from the Compensation Committee are included elsewhere in this document. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board will consider nominations from stockholders, which should be addressed to Paul Matteucci at the Company's address set forth above. No director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she serves.

    The sole member of the Stock Option Committee was Paul Matteucci until September 2000. After this date, Robert Csongor was the sole member of the stock option committee. The committee acted nine times via unanimous written consent. The Stock Option Committee has the authority to grant new hire options to non-officer employees under parameters established by the Compensation Committee.

Compensation of Directors

    Except for reimbursement for reasonable travel expenses relating to attendance at Board meetings and the grant of stock options, directors are not compensated for their services as directors. Directors who are employees of the Company are also eligible to participate in the Company's 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan. Directors who are not employees of the Company are eligible to participate in the Company's 1999 Stock Incentive Plan and 1999 Directors' Stock Option Plan.

    Under our 1999 Directors' Stock Option Plan, each non-employee director who first becomes a non-employee director after our initial public offering will receive an automatic initial grant of an option to purchase 30,000 shares of common stock upon appointment or election. Initial grants to non-employee directors shall become exercisable in installments of 25% of the total number of shares subject to the option on the first, second, third and fourth anniversaries of the date of grant. The Directors' Plan also provides for annual grants, on the date of each annual meeting of our shareholders, to each non-employee director who has served on the Company's Board of Directors for at least six months. The annual grant to non-employee directors is an option to purchase 7,500 shares of common stock, which option shall become exercisable in full on the fourth anniversary of the date of grant. The exercise price of all stock options granted under the Directors' Plan is equal to the fair market value of a share of our common stock on the date of grant of the option. Under this plan, on January 2, 2001, a grant of an option to purchase 30,000 shares of common stock at a price of $0.625 per share was made to Jeremy Verba. On April 28, 2000, grants of options to purchase 7,500 shares of common stock, at a price of $7.297 per share, were made to David Brown and William McCall. On April 30, 2001 grants of options to purchase 7,500 shares of common stock at a price of $0.34 per share were made to David Brown, William McCall and Jeremy Verba.

    In the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of us with or into another corporation in which the ownership of more than 50 percent of the total combined voting power of our outstanding securities changes hands, all outstanding options will accelerate and become fully vested effective upon the consummation of the transaction.

    The Company has entered into indemnification agreements with each member of the Board of Directors and some of its officers providing for the indemnification of such person to the fullest extent authorized, permitted or allowed by law.

    The Company has agreed to forgive outstanding loans to some directors. See "Executive Compensation and Other Matters—Executive Retention Plan" below.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1995 and has been appointed by the Board to continue as the Company's independent accountants for the fiscal year ending December 31, 2001. In the event that ratification of this selection of accountants is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of accountants.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

    The following fees were paid to PricewaterhouseCoopers LLP for professional services they provided to the Company for the year 2000:

  Audit Fees

    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for such fiscal year were $134,000.

  Financial Information Systems Design and Implementation Fees

    There were no fees billed by PricewaterhouseCoopers LLP for services rendered in connection with financial information systems design and implementation during the fiscal year ended December 31, 2000.

  All Other Fees

    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered to us during the fiscal year ended December 31, 2000 other than as stated, were $97,028. The Audit Committee has determined that the provision of all non-audit services performed by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2000 were compatible with maintaining their independence.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2001.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of the shares of the Company's common stock on a fully-diluted basis as of May 31, 2001 by:

  •
  Each person who is known by the Company to own beneficially more than 5% of the Company's common stock on a fully-diluted basis;

  •
  Each director, the Chief Executive Officer and each executive officer named in the Summary Compensation Table of this proxy statement; and

  •
  All directors and executive officers of the Company as a group.

    Except as otherwise noted, the address of each person listed in the table is c/o HearMe, 685 Clyde Avenue, Mountain View, California 94043. The table includes all shares of common stock beneficially owned by the indicated stockholder as of May 31, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and is based upon publicly available filings with the SEC as of May 31, 2001. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 31, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. To the knowledge of the Company, except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

    The percent of beneficial ownership for each stockholder is based on 28,820,813 shares of common stock outstanding as of May 31, 2001. An "*" indicates ownership of less than 1%.

Name	Shares Beneficially Owned	Percent of Class
Accel Partners	2,846,719	9.9%
Paul Matteucci	1,057,326	3.6%
Robert Csongor	267,804	*	%
James Schmidt	158,533	*	%
Jeremy Verba	166,955	*	%
Linda Palmor	119,270	*	%
Greg Mrva	196,249	*	%
Brian Apgar	332,931	1.2%
David A. Brown	183,258	*	%
William McCall	1,000	*	%
All executive officers and directors as a group (13 persons)	5,936,943	19.8%

    The number of shares indicated as beneficially owned by Accel Partners consists of:

  •
  2,619,379 shares held by Accel IV L.P.

  •
  105,803 shares held by Accel Investors 94 L.P.

  •
  54,332 shares held by Accel Keiretsu L.P.

  •
  62,909 shares held by Ellmore C. Patterson Partners

  •
  54,437 shares held by Accel Internet Investors '99 (C) L.P.

  •
  7,510 shares held by Accel V L.P.

  •
  4,256 shares held by Accel Investors '96 (B) L.P.

  •
  1,002 shares held by Accel Internet Strategic Technology Fund L.P.

    The address of Accel Partners is 428 University Avenue, Palo Alto, California 94301.

    The number of shares indicated as beneficially owned by Paul Matteucci includes 476,248 shares exercisable under outstanding stock options within 60 days of May 31, 2001.

    The number of shares indicated as beneficially owned by Robert Csongor includes 190,307 shares exercisable under outstanding stock options within 60 days of May 31, 2001.

    The number of shares indicated as beneficially owned by James Schmidt includes 155,102 shares exercisable under outstanding stock options within 60 days of May 31, 2001.

    The number of shares indicated as beneficially owned by Jeremy Verba includes 103,124 shares exercisable under outstanding stock options within 60 days of May 31, 2001.

    The number of shares indicated as beneficially owned by Linda Palmor includes 78,040 shares exercisable under outstanding stock options within 60 days of May 31, 2001.

    The number of shares indicated as beneficially owned by Greg Mrva includes 66,249 shares exercisable under outstanding stock options within 60 days of May 31, 2001.

    The number of shares indicated as beneficially owned by Brian Apgar includes 53,437 shares exercisable under outstanding stock options within 60 days of May 31, 2001.

    The number of shares indicated as beneficially owned by all executive officers and directors as a group includes 1,137,298 shares exercisable under outstanding stock options within 60 days of May 31, 2001.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

    The following table sets forth certain information concerning total compensation received for services rendered to the Company in all capacities during the period January 1, 1998 to December 31, 2000 by (i) the Chief Executive Officer, (ii) each of the four most highly compensated executive officers who were serving as of the end of fiscal 2000, each of whose aggregate compensation during our last fiscal year exceeded, or would exceed on an annualized basis, $100,000 (the "Named Officers").

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)
Paul Matteucci Chairman (1)	2000 1999 1998	$266,249 252,083 206,853	— — —	— — —	200,000 66,665 300,000	— — —
Robert Csongor Chief Executive Officer (2)	2000 1999 1998	231,875 174,500 152,375	— — —	— — —	90,000 125,000 25,000	— — —
James Schmidt Chief Technical Officer	2000 1999 1998	230,500 204,198 —	— — —	— — —	50,000 65,000 150,000	— — —
Jeremy Verba Director (3)	2000 1999 1998	230,000 207,000 —	— — —	— — —	50,000 320,000 —	— — —
Linda Palmor Chief Financial Officer	2000 1999 1998	188,708 162,336 —	— — —	— — —	34,000 150,000 —	— — —
Greg Mrva Executive Vice President, Operations	2000 1999 1998	158,542 219,700 —	— — —	— — —	110,000 120,000 —	— — —

(1)
Mr. Matteucci served as Chief Executive Officer until September 2000.

(2)
Mr. Csongor became Chief Executive Officer in September 2000.

(3)
Mr. Verba resigned as President, Chief Operating Officer in January 2001.

Option Grants

    The following table provides summary information regarding stock options granted to the Named Officers during the fiscal year ended December 31, 2000. The options were granted pursuant to the Company's 1995 Stock Option/Stock Issuance Plan, the 1999 Stock Incentive Plan and grants outside of the Plan. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's predictions of its stock performance. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Share)	Expiration Date
					5%	10%
Paul Matteucci	200,000	7.82%	6.25	5/18/10	$786,118	$1,992,178
Robert Csongor	90,000	3.52%	6.25	5/18/10	353,753	896,480
James Schmidt	50,000	1.95%	6.25	5/18/10	196,530	498,045
Jeremy Verba	50,000	1.95%	6.25	5/18/10	196,530	498,045
Linda Palmor	34,000	1.33%	6.25	5/18/10	133,640	338,670
Greg Mrva	100,000	3.91%	7.88	5/8/10	495,255	1,255,072
	10,000.39%		6.25	5/18/10	39,306	99,609

    The Company granted stock options representing 2,558,748 shares to employees in the last fiscal year.

Option Exercises and Holdings

    The following table provides summary information concerning the shares of common stock acquired in 2000, the value realized upon exercise of stock options in 2000, and the year-end number and value of unexercised options with respect to each of the Named Officers as of December 31, 2000. The value was calculated by determining the difference between the fair market value of underlying securities and the exercise price.

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2000 (#) (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options at December 31, 2000 ($) (Exercisable/Unexercisable)(1)
Paul Matteucci	0	0	390,831 / 295,834	$0 / $0
Robert Csongor	0	0	58,955 / 156,045	$0 / $0
James Schmidt	0	0	101,457 / 163,543	$0 / $0
Jeremy Verba	0	0	73,958 / 246,042	$0 / $0
Linda Palmor	0	0	36,209 / 110,291	$0 / $0
Greg Mrva	0	0	34,787 / 75,213	$0 / $0

(1)
Based on a $0.625 per share closing price of the Company's common stock on the Nasdaq Stock Market on December 31, 2000. In-the-Money Options were valued as zero because the vested and non-vested per share prices were higher than the closing price on the last day of the year.

Executive Retention Plan

    On May 30, 2001, the Compensation Committee, acknowledging the challenges faced by the executive team in the current business climate, established an executive retention plan. Under this plan, the members of the executive team have been granted options to purchase shares of the Company's common stock and/or retention bonuses. In addition, a portion of loans owed to the Company in connection with the purchase of the Company's common stock by certain of these individuals will be forgiven. The loan forgiveness will be effected through the repurchase of these shares of common stock at an effective price per share equal to the original price per share paid by the individual for the shares of common stock, through the partial or total cancellation of the promissory note evidencing the loan. Accrued interest on the promissory note will be paid by the individual. The amounts shown in the following table reflect the amount of the loan forgiveness, but do not take into account the fair market value of the stock being repurchased, which would have the effect of lowering the amount of compensation being given to the individual.

Name	Amount of Loan Forgiveness(1)	Retention Bonus(2)	Option Grants(3)
Robert Csongor	$110,000	$150,000	700,000
James Schmidt	—	150,000	100,000
Jeremy Verba(4)	200,000	—	—
Linda Palmor	110,000	110,000	100,000
Greg Mrva(5)	602,876	—	700,000
All executive officers as a group	$1,187,348	$700,000	1,700,000

(1)
With the exception of Messrs. Mrva and Verba, the loan forgiveness will take place on the earlier of the close of sale of the Company, or the date upon which the individual's services are no longer required. In each case, including Mr. Mrva but excluding Mr. Verba, the Company will reimburse the individual for the taxes associated with the loan forgiveness, including any taxes payable upon such reimbursement. At the time of forgiveness, accrued interest on the loans will also be forgiven. In the case of Messrs. Csongor and Mrva, in the event this executive retention plan results in a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, then the Company will reimburse them for the excise tax payable as a result of the parachute payment, including any taxes payable upon such reimbursement.

(2)
Retention bonuses are payable on the earlier of (1) the close of sale of the Company, (2) the date upon which the individual's services are no longer required, or (3) November 30, 2001.

(3)
With the exception of Mr. Mrva, the options were granted on April 23, 2001 with an exercise price of $.40 per share. All options, including Mr. Mrva's, vest on the earlier of the close of a sale of the Company or February 28, 2002, providing they are still providing services to the Company.

(4)
The loan forgiveness for Mr. Verba will take place on the close of the sale of the Company, provided that Mr. Verba is not asked to serve on the Board of Directors of the acquiring entity.

(5)
$200,000 of Mr. Mrva's loan was forgiven effective May 30, 2001. A further $330,000 of Mr. Mrva's loan will be forgiven on the close of sale of the Company. In the event of a sale of the Company, if Mr. Mrva signs an agreement to provide three months of transition services to the acquiring company and to not compete with the acquiring company during this time period, then the remaining $140,945 of Mr. Mrva's outstanding loan will be forgiven.

    The options were granted to Mr. Mrva on May 30, 2001 with an exercise price of $.56 per share.

    The Company has not agreed at this time to provide any severance to the individuals listed above other than that set forth in the executive retention plan.

    Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of the Board of Directors currently consists of David Brown and William McCall, both of whom are non-employee directors of the Company. Prior to December 2000, the compensation committee consisted of David Brown and Ruthann Quindlen. The Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The following is the report of the Committee describing compensation policies and rationale applicable to executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 2000.

Compensation Philosophy and Review

    The Company's executive compensation program is generally designed to align the interests of executives with the interests of stockholders and to reward executives for achieving corporate and individual objectives. The executive compensation program is also designed to attract and retain the services of qualified executives in the highly competitive Internet and software marketplaces. Executive compensation currently consists of a base salary, long-term equity incentives, and other compensation and benefit programs generally available to other employees.

Base Salaries

    Base salary levels for the Chief Executive Officer (the "CEO") and other executive officers are intended to compensate executives competitively within the high-technology marketplace. Base salaries are determined on an individual basis by evaluating each executive's scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. Regarding the latter measure, certain companies included in the peer group index of the stock performance graph are also included in surveys reviewed by the Committee in determining salary levels for the CEO and other executives officers of the Company. Base salaries for executives are reviewed annually by the Committee.

Long-Term Equity Incentives

    The Company provides long-term equity incentives to its executive officers and to all other employees through the grant of stock options under its stock option plans. The purpose of granting stock options is to create a direct link between compensation and the long-term performance of the Company. Stock options are generally granted at an exercise price equal to 100% of the fair market on the date of grant, have a ten-year term and generally vest in installments over 48 months with initial vesting commencing after twelve months of service. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's common stock, this portion of the executives' compensation is directly aligned with an increase in stockholder value. The primary stock options granted to executive officers are generally in conjunction with the executive officer's acceptance of employment with the Company. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive's current contribution to the Company's performance, the executive officer's anticipated contribution in meeting the Company's long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by other Internet and software companies. The Committee also reviews stock option levels for executive officers at the beginning of each fiscal year in light of long-term strategic and performance objectives and each executive's current and anticipated contributions to the Company's future performance. Reflecting the increasing scope of the Company's business, the Committee recommended (and the full Board of Directors granted) stock option grants on May 18, 2000 for Paul Matteucci, our former CEO, of 200,000 shares and for seven other executives of an aggregate of 459,000 shares. These options vest monthly over 48 months beginning as of May 18, 2000.

Other Compensation

    The Company's executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including the Company's Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

CEO Compensation

    Paul Matteucci was the Company's CEO until September 2000. Effective September 2000, the board appointed Rob Csongor as CEO. The Committee reviewed Mr. Matteucci's, and now reviews Mr. Csongor's compensation annually using the same criteria and policies as are employed for other executive officers. The Committee bases its decision to increase Mr.Csongor's base salary on a variety of factors, including the increased scope and responsibility of the CEO office and comparisons of CEO compensation levels for companies of similar size and maturity. Mr. Matteucci and Mr. Csongor received stock option grants in 2000 as described above.

Policy on Deductibility of Compensation

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation's stockholders. In general, it is the Committee's policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws.

    The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive officer of the Company. After consideration of the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy, and the Company's best interests.

  SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

    David Brown
    William McCall

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 2000, none of HearMe's executive officers served on the board of directors of any entities whose directors or officers serve on HearMe's Compensation Committee. No current or past executive officers of HearMe serve on our Compensation Committee.

CERTAIN TRANSACTIONS

Option Grants

    The Company's 1999 Directors' Stock Option Plan provides for automatic grants for non-employee directors. On January 2, 2001, a grant of an option to purchase 30,000 shares of common stock at a price of $0.625 per share was made to Jeremy Verba. On April 28, 2000, grants of options to purchase 7,500 shares of common stock, at a price of $7.297 per share, were made to David Brown and William McCall. On April 30, 2001 grants of options to purchase 7,500 shares of common stock at a price of $0.34 per share were made to David Brown, William McCall and Jeremy Verba.

Promissory Notes:

    The executive officers listed on the table below have executed full-recourse promissory notes in favor of the Company in excess of $60,000. All of the notes listed below were executed in connection with the purchase of shares of the Company's common stock, and if the notes are not paid back when due, the Company may seek repayment from the personal assets of the defaulting executive officer.

    Except for the notes issued to Ms. Palmor and Mr. Verba, these notes will become due and payable upon the earliest of:

  •
  9 months after our initial public offering

  •
  5 years from the date of issue; or

  •
  The termination of the executive officer's employment with the Company.

    Ms. Palmor and Mr. Verba's notes originally became due on April 29, 2001.

    In December 2000, the Board of Directors extended the due date on the following Promissory Notes from January 29, 2000 to April 29, 2002.

Name	Date of Note	Amount	Interest Rate
Greg Mrva Executive Vice President Operations	1/25/99	$602,876.52	4.64%
Jeremy Verba Director	04/13/99	$487,869.90	4.49%
Linda Palmor Chief Financial Officer	02/05/99	$221,398.31	4.71%
Robert Csongor Chief Executive Officer	11/22/98	$123,594.00	4.51%

    The Company has agreed to forgive outstanding loans to some directors and executive officers. See "Executive Compensation and Other Matters—Executive Retention Plan" above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Board has a standing Audit Committee. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent auditors and internal audit department, evaluating the Company's accounting policies and its system of internal controls and reviewing significant financial transactions. The Audit Committee is comprised of three members: Messrs. Brown, McCall and Verba. Mr. Verba joined the Audit Committee on June 7, 2001. Each of the members of the Audit Committee is independent as defined by the Nasdaq Marketplace Rules, except that Mr. Verba was an employee of the Company within the last three years and is therefore deemed not to be independent under Nasdaq rules. Given Mr. Verba's familiarity with the Company, his operational and financial experience, and the unavailability of similarly qualified candidates for the Board and its Audit Committee, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to appoint Mr. Verba to the Audit Committee. The Audit Committee operates under a written charter adopted by the Board.

    The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of an accounting firm to be engaged as the Company's independent accountants. The independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

    The Audit Committee held three meetings during the fiscal year 2001. The meetings were designed to facilitate and encourage communication between the Audit Committee, management, the internal auditors and our independent accountants, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2001 with management and the independent accountants.

    The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with the Company's management and PricewaterhouseCoopers LLP. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

    The Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standard No. 1 "Independence Discussion with Audit Committees" and has discussed with the accountants the accountants' independence.

    Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000.

  SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

    David A. Brown
    William McCall
    Jeremy Verba

PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total stockholder returns for the Company's common stock, the peer group Hambrecht & Quist Internet Index and the Nasdaq Stock Market Index for U.S. Companies. The graph assumes the investment of $100 on April 29, 1999, the date of the Company's initial public offering. The data regarding the Company assumes an investment at the initial public offering price of $18.00 per share of the Company's common stock. The performance shown is not necessarily indicative of future performance.

COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
AMONG HEARME, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

      $100 INVESTED ON 4/29/99 IN STOCK OR INDEX—
      INCLUDING REINVESTMENT OF DIVIDENDS.
      FISCAL YEAR ENDING DECEMBER 31, 2000

	4/29/99	6/99	9/99	12/99	3/00	6/00	9/00	12/00
HearMe	$100.00	$122.22	$63.89	$147.92	$140.28	$25.00	$22.22	$3.47
Hambrecht & Quist	$100.00	$86.93	$87.75	$212.36	$191.48	$142.05	$136.65	$70.53
Nasdaq Stock Market (U.S.)	$100.00	$106.91	$109.35	$157.82	$180.17	$156.64	$144.13	$96.59

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Company's common stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2000, all Reporting Persons complied with all applicable filing requirements.

NO INCORPORATION BY REFERENCE

    In HearMe's filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the performance graph on page 15 of this proxy statement, the "Compensation Committee Report" on page 12, and the "Audit Committee Report" on page 14 specifically are not incorporated by reference into any other filings with the SEC.

    This proxy statement is sent to you as part of the proxy materials for the 2000 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of HearMe's stock.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL STOCKHOLDERS' MEETING

    To have your proposal included in our proxy statement for the 2002 Annual Meeting, you must submit your proposal in writing by February 29, 2002 to the HearMe offices at 685 Clyde Avenue, Mountain View, California 94043, Attn: Chief Financial Officer. If you submit a proposal for the 2002 Annual Meeting after May 15, 2002, management may or may not, at their discretion, present the proposal at the meeting, and the proxies for the 2002 Annual Meeting will confer discretion on the management proxy holders to vote against your proposal.

OTHER MATTERS

    The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote by telephone or Internet, or to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,
Linda Palmor Chief Financial Officer
June 29, 2001 Mountain View, California

FORM OF PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

HEARME

2001 ANNUAL MEETING OF STOCKHOLDERS

P R O X Y	The undersigned stockholder of HearMe, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 29, 2001, and hereby appoints Rob Csongor and Linda Palmor as proxies with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of HearMe to be held on July 31, 2001, at 10:00 a.m., Pacific time, at the Sheraton Sunnyvale, located at 1100 North Mathilda Avenue, Sunnyvale, California, 94089, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:
Proposal No. 1—Approval of Amendment to Certificate of Incorporation to Effect a One-for-Ten Reverse Stock Split
/ / FOR / / AGAINST / / ABSTAIN
Proposal No. 2—Election of Directors
/ / For all nominees listed below / / Withhold authority for all nominees listed below
If you wish to withhold authority for any individual nominee(s), strike a line through his name or their names in the list below:
Paul Matteucci Brian Apgar David A. Brown Robert Csongor
William McCall Jeremy Verba
Proposal No. 3—Appointment of Independent Accountants
To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.
/ / FOR / / AGAINST / / ABSTAIN
CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NOTE:	This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelope. Alternatively, you may vote by telephone at 1-800-690-6903 or on the Internet at www.proxyvote.com, in which case you will be prompted for the 12-digit control number appearing below.

THIS PROXY WILL BE VOTED AS DIRECTED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. IF NO CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED: (1) FOR APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT; (2) FOR ELECTION OF DIRECTORS LISTED ABOVE; AND (3) FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.
DATED: , 2001
Printed name(s) exactly as shown on Stock Certificate
(Signature)
(Signature)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by its President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

QuickLinks

PROPOSAL NO. 1
APPROVAL OF THE AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT
PROPOSAL NO. 2 ELECTION OF DIRECTORS
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
Option Grants in Last Fiscal Year
Fiscal Year-End Option Values
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PERFORMANCE GRAPH
OTHER INFORMATION
NO INCORPORATION BY REFERENCE
STOCKHOLDER PROPOSALS FOR 2002 ANNUAL STOCKHOLDERS' MEETING
OTHER MATTERS